    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1998
                                                REGISTRATION NO. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                              BRE PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                  MARYLAND                                 94-1722214
      (State or other jurisdiction of                   (I.R.S. Employer
        incorporation or organization)                Identification No.)

                              44 MONTGOMERY STREET
                                   SUITE 3600
                         SAN FRANCISCO, CA 94104-4602
                                 (415) 445-6530

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                LEROY E. CARLSON
                             CHIEF FINANCIAL OFFICER
                              BRE PROPERTIES, INC.
                              44 MONTGOMERY STREET
                                   SUITE 3600
                         SAN FRANCISCO, CA 94104-4602
                                 (415) 445-6530

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------

                                    COPY TO:
                            MORGAN P. GUENTHER, ESQ.
                             WILLIAM J. MORAN, ESQ.
                           Farella Braun & Martel LLP
                              235 Montgomery Street
                          San Francisco, CA 94104-3159
                              ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement as determined by market conditions.
         ---------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
================================================================================

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================



                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE    AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED      REGISTERED       PER SHARE (1)        PRICE (1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
   Common Stock                  728,929 Shares        $27.72           $20,205,912              $5,961
---------------------------------------------------------------------------------------------------------------

 (1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on January 22, 1998.

                              ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JANUARY 27, 1998

PROSPECTUS

                                 728,929 SHARES

                              BRE PROPERTIES, INC.
                                  COMMON STOCK

         This Prospectus relates to the offer and sale of up to 728,929 shares (the "Shares") of Common Stock, $0.01 par value ("Common Stock"), of BRE Properties, Inc. ("BRE" or the "Company"), which may be offered from time to time by a certain shareholder of the Company (the "Selling Shareholder"). The Company is registering the Shares on behalf of the Selling Shareholder, but the registration of the Shares does not necessarily mean that any of the Shares will be offered or sold by the Selling Shareholder. The Company will receive no part of the proceeds of any sales of the Shares offered hereby.

         All of the Shares were originally issued by the Company to the Selling Shareholder in December 1997, in connection with the formation of the Selling Shareholder as a unit investment trust. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being registered by the Company pursuant to a Registration Rights Agreement dated as of December 23, 1997 (the "Registration Rights Agreement") between the Company and the Selling Shareholder.

         The Shares may be offered by the Selling Shareholder from time to time directly or through agents, underwriters or broker-dealers, on terms to be determined at the time of the sale, in one or more transactions on the New York Stock Exchange, Inc. (the "NYSE") or any national securities exchange where the Common Stock is listed or traded, in the over-the-counter market, in negotiated transactions or otherwise. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Shareholder" and "Plan of Distribution."

         The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Shareholder and any broker-dealers or agents that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Shareholder have agreed to certain indemnification arrangements. See "Plan of Distribution."

         The Common Stock is traded on the NYSE under the symbol "BRE." On January 26, 1998, the closing sale price of the Common Stock as reported on the NYSE was $27.38 per share.

                                   -----------

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                                   -----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

                The date of this Prospectus is February __ , 1998

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a home page on the Internet that contains such information with respect to registrants that file electronically such as the Company at http://www.sec.gov. The Company's Common Stock is listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement (as the same may be amended from time to time, the "Registration Statement") of which this Prospectus is a part under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document do not purport to be complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

a. Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Report on Form 10-K/A filed on April 25, 1997.

b. Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1997, filed on April 25, August 12, and November 14, 1997, respectively.

c. Current Report on Form 8-K filed on January 14, 1997, as amended by the Current Report on Form 8-K/A filed on February 13, 1997, and the Current Report on Form 8-K/A filed on April 23, 1997.

d. Current Report on Form 8-K/A filed on April 23, 1997, amending the Current Report on Form 8-K/A filed on December 10, 1996, and the Current Report on Form 8-K filed on October 15, 1996.

e. Current Report on Form 8-K/A filed on April 23, 1997, amending the Current Report on Form 8-K/A filed on May 21, 1996, and the Current Report on Form 8-K filed on April 1, 1996.

f.       Current Report on Form 8-K filed on April 25, 1997.

g.       Current Report on Form 8-K filed on June 12, 1997.

h.       Current Report on Form 8-K filed on June 23, 1997.

i. Current Report on Form 8-K filed on September 3, 1997, as amended by the Current Report on Form 8-K/A filed on October 30, 1997.

j.       Current Report on Form 8-K filed on October 15, 1997.

k.       Current Report on Form 8-K filed on November 24, 1997.

l.       Current Report on Form 8-K filed on December 18, 1997.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to BRE Properties, Inc., 44 Montgomery Street, Suite 3600, San Francisco, California 94104-4602,
Attn: Charles P. Wingard, Director
of Financial Reporting, telephone number (415)445-6530.

                           FORWARD-LOOKING STATEMENTS

         In addition to historical information, the information included and incorporated by reference in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act, such as those pertaining to the Company's capital resources, portfolio performance and results of operations. In addition, the pro forma financial statements and other pro forma information incorporated by reference in this Prospectus also contain certain such forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. The success of the Company also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed in this Prospectus under the heading "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. The Company assumes no obligation to update forward-looking statements. See also the Company's reports filed from time to time with the Commission pursuant to the Exchange Act.

                                   THE COMPANY

         The Company, a Maryland corporation, is a fully integrated real estate operating company which owns, acquires, develops, rehabilitates and manages apartment communities in 12 targeted metropolitan markets in the western United States. As of November 30, 1997, BRE's multifamily portfolio included 73 apartment communities aggregating 18,329 units in California, Arizona, Washington, Oregon, Nevada, New Mexico, and Utah and eight apartment communities under development aggregating approximately 2,445 units. See "Recent Developments." On that date, BRE also owned five commercial and retail properties and held limited partnership interests in two shopping centers and one apartment community.

         The Company's business objective is to become the preeminent owner, developer and operator of apartment communities in key growth markets of the western United States. In furtherance of this objective, the Company implemented a strategic plan in 1996, many goals of which have been achieved, including increased liquidity of the Company's common stock, the establishment of internal property management and the disposition of substantially all non-core assets. In addition, on November 18, 1997, the Company completed the acquisition of certain assets and operations of Trammell Crow Residential located in the western United States ("TCR-West"), which significantly advanced the objectives of the Company's long-term strategic plan. See "Recent Developments." The Company believes that its future growth will be supported by the continued implementation of its long-term strategic plan.

         The following table summarizes certain information relating to the Company's completed apartment communities as of November 30, 1997, after giving effect to the TCR-West transaction (the "TCR-West Transaction"):

                                                        NUMBER OF    NUMBER   PERCENTAGE OF
                 METROPOLITAN MARKET(1)                PROPERTIES   OF UNITS   TOTAL UNITS
                 ----------------------                ----------  ---------  -------------
         Phoenix                                            12       3,082       17%
         San Francisco Bay Area                              9       2,960       16
         Los Angeles/Orange County                          10       2,352       13
         San Diego                                           9       1,899       10
         Tucson                                              9       1,836       10
         Seattle                                             6       1,673        9
         Sacramento                                          7       1,543        8
         Salt Lake City                                      3         904        5
         Las Vegas                                           4         814        5
         Albuquerque                                         2         646        4
         Portland                                            2         620        3
                                                            --      ------      ---
                                                            73      18,329      100%
                                                            ==      ======      ===

-------
(1) Does not include the Denver metropolitan market where the Company is currently developing a property.

         All of the properties and operations acquired in the TCR-West Transaction are held through newly-formed or newly-acquired subsidiaries of BRE. These include BRE Property Investors LLC (the "Operating Company"), a Delaware limited liability company which acquired properties with a book value of approximately $429 million, and Blue Ravine Investors LLC ("Blue Ravine"), a Delaware limited liability company which acquired a single property with a book value of approximately $30 million. BRE is the sole managing member of the Operating Company and, as of November 30, 1997, owned approximately a 70% equity interest therein. The remaining equity interests in the Operating Company (all of which will be exchangeable at the option of the holders thereof, commencing on November 18, 1998, into shares of BRE's Common Stock, or, at the option of BRE, cash in an amount equal to the then market value of such shares of Common Stock at the time of exchange) are owned by other, non-managing members of the Operating Company. BRE also holds an approximate 88% equity interest as the sole managing member in Blue Ravine. The equity interests issued by Blue Ravine will be exchangeable for shares of Common Stock (or at BRE's option, cash) upon terms similar to those applicable to the Operating Company. It is expected that Blue Ravine will be merged with and into the Operating Company, with the Operating Company as the surviving entity, on or after November 30, 1998. Upon such merger, the equity interests issued by Blue Ravine will be changed into a like number of equity interests in the Operating Company. See "Recent Developments -- TCR-West Transaction."

         As used in this Prospectus, unless the context otherwise requires, references to the "Company" shall include BRE, the Operating Company, Blue Ravine and their respective affiliated and subsidiary companies. BRE's principal executive offices are located at 44 Montgomery Street, Suite 3600, San Francisco, California 94104-4602, and its telephone number is (415) 445-6530.

                               RECENT DEVELOPMENTS

TCR-WEST TRANSACTION

                  On November 18, 1997, the Company acquired certain real estate assets and operations of TCR-West (the "TCR-West Properties") for a purchase price of approximately $462 million. The acquisition included 17 completed apartment properties comprising 4,786 units located in California, Arizona, Utah and New Mexico. The following table sets forth certain information regarding those properties:

                                                              Number of
          Property                        Location              Units
          --------                        --------              -----
    Deer Valley                        San Rafael, CA            171
    Blue Rock Village I                Vallejo, CA               280
    Blue Rock Village II               Vallejo, CA               280
    Parkside Village                   Riverside, CA             304
    Parkside Terrace                   Santa Ana, CA             240
    Parkside Court                     Santa Ana, CA             210
    Overlook at Blue Ravine            Folsom, CA                400
    Pinnacle at South Mountain I       Phoenix, AZ               360
    Pinnacle at South Mountain II      Phoenix, AZ               192
    Pinnacle at Union Hills            Phoenix, AZ               264
    Pinnacle Heights                   Tucson, AZ                310
    Pinnacle Canyon                    Tucson, AZ                225
    Pinnacle at Fort Union             Salt Lake City, UT        160
    Pinnacle Reserve                   Salt Lake City, UT        492
    Pinnacle Lakeside                  Salt Lake City, UT        252
    Pinnacle at High Desert            Albuquerque, NM           430
    Pinnacle View                      Albuquerque, NM           216
                                                                 ---
                     Total                                     4,786
                                                               =====

         In addition, the Company acquired eight apartment properties in various stages of development. These development properties are expected to include approximately 2,445 units and are located in Arizona, Colorado, Utah, New Mexico and Nevada (the "Development Properties"). The Company expects to incur an estimated $113 million to complete development and construction of the Development Properties over the next two years.

         The Company also acquired TCR-West's development, construction and third-party management operations in the transaction, including over 600 new employees and three regional offices located in Arizona, California and Utah. Prior to the acquisition, the Company was not engaged in the development and construction of real estate properties or in the management of properties owned by third parties.

         The total cost of the TCR-West Transaction (including closing costs) was approximately $462 million. The Company financed the cost of the acquisition with bank borrowings of approximately $160 million, the issuance of 3,713,331 shares of Common Stock, 2,672,087 units and 152,500 performance units ("Performance OC Units") of the Operating Company and Blue Ravine and assumed debt of $126 million. Under the terms of the transaction, up to an additional 627,594 development units ("Development OC Units") in the Operating Company, subject to possible adjustment, may be issued if certain construction goals related to the Development Properties are met in the future. Pursuant to the terms of the transaction, the Shares and the OC Units (as defined below) issued in the transaction were valued at $26.93 per Share and OC Unit. The units of the Operating Company and Blue Ravine, including the Performance OC Units and the Development OC Units, are hereinafter sometimes called "OC Units." The OC Units will be exchangeable, commencing November 18, 1998, at the option of the holders thereof for shares of Common Stock (at a rate of one share per OC Unit, subject to adjustment under certain circumstances) or, at BRE's election, into an equivalent amount of cash based on the value of the Common Stock at the time of the exchange. Upon the merger of Blue Ravine into the Operating Company, which is anticipated will occur on or after November 30, 1998, the OC Units issued by Blue Ravine will be changed into a like number of OC Units of the Operating Company.

CREDIT FACILITY

         In order to facilitate the closing of the TCR-West Transaction, the Company arranged a new $265 million unsecured line of credit (the "Credit Facility") with Bank of America National Trust and Savings Association ("BofA").

The Credit Facility replaced the Company's existing $115 million line of credit with BofA. At November 30, 1997, borrowings of approximately $152 million were outstanding under the Credit Facility. The Credit Facility may be used for acquisitions and development of apartment projects and for general working capital purposes. The Credit Facility is scheduled to mature on July 10, 2000. The Credit Facility carries an interest rate based on the Company's credit rating and is currently fixed at the London InterBank Offer Rate (LIBOR) plus 0.70%.

TREASURY RATE LOCK AGREEMENT

         In anticipation of future financing transactions, the Company entered into a treasury rate lock agreement with a major financial institution in November 1997 on a notional amount of $100 million. The agreement, which expires in February 1998, is intended to reduce the Company's overall exposure to interest rate changes. The lock rate of 5.9% is based on the yield on November 21, 1997 of a U.S. Treasury Note due August 15, 2007 with a coupon rate of 6.125%. The Company will either receive or pay the difference between the value of the U.S. Treasury Note at the lock rate compared to the value at the effective rate at settlement, times the notional amount of $100 million.


                                  RISK FACTORS

         Prospective investors should carefully consider, among other factors, the matters described below before purchasing any of the Shares. The Company cautions the reader that this list of factors does not purport to be exhaustive.

REAL ESTATE INVESTMENT RISKS

General
-------
         Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend upon the amount of revenues generated and expenses incurred. If properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its shareholders will be adversely affected. The performance of the economy in each of the areas in which the properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the revenues from the properties and their underlying values. The financial results of major local employers also may have an impact on the revenues and value of certain properties.

         Revenues from properties may be further adversely affected by a variety of factors, including the general economic climate, local conditions in the areas in which properties are located, such as oversupply of space or a reduction in the demand for rental space, the attractiveness of the properties to residents or users, competition from other available space, the ability of the Company to provide adequate facilities maintenance, services and amenities, and insurance premiums and real estate taxes. The Company's revenues would also be adversely affected if residents or users were unable to pay rent or the Company was unable to rent apartments or commercial properties on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of apartment units or commercial properties, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations would, and ability to make expected distributions to shareholders may, be adversely affected. There is also a risk that as leases on the properties expire, residents or users will vacate or enter into new leases on terms that are less favorable to the Company. Operating costs, including real estate taxes, insurance and maintenance costs, and mortgage payments, if any, do not, in general, decline when circumstances cause a reduction in income from a property. If a property is mortgaged to secure payment of indebtedness, and the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property. In addition, revenues from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

         In the normal course of business, the Company typically evaluates potential acquisitions, enters into non-binding letters of intent, and may, at any time, enter into contracts to acquire and may acquire additional properties. However, no assurance can be given that the Company will have the financial resources to make suitable acquisitions or that properties that satisfy the Company's investment policies will be available for acquisition. Acquisitions of properties entail risks that investments will fail to perform in accordance with expectations. Such risks may include that construction costs may exceed original estimates, possibly making a project uneconomical, financing may not be available on favorable terms or at all and construction and lease-up may not be completed on schedule. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment. Although the Company undertakes an evaluation of the physical condition of each new investment before it is acquired, certain defects or necessary repairs may not be detected until after the investment is acquired, which could significantly increase the Company's total acquisition costs and which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

Illiquidity of Real Estate and Reinvestment Risk
------------------------------------------------
         Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to adjust its portfolio in response to changes in economic or other conditions. Additionally, the Code places certain limits on the number of properties a real estate investment trust ("REIT") may sell without adverse tax consequences. To effect its current operating strategy, the Company has in the past raised, and will seek to continue to raise additional acquisition funds, both through outside financing and through the orderly disposition of commercial and retail properties, and, depending upon interest rates, current acquisition opportunities and other factors, generally to reinvest the proceeds in multifamily properties. In this respect, in the markets the Company has targeted for future acquisition of multifamily properties, there is considerable buying competition from other real estate companies, many of whom may have greater resources, experience or expertise than the Company. In many cases, this competition for acquisition properties has resulted in an increase in property prices and a decrease in property yields. Due to the relatively low capitalization rates currently prevailing in the pricing of potential acquisitions of multifamily properties which meet the Company's investment criteria, no assurance can be given that the proceeds realized from the disposition of commercial and retail properties can be reinvested to produce economic returns comparable to those being realized from the properties disposed of, or that the Company will be able to acquire properties meeting its investment criteria. To the extent that the Company is unable to reinvest proceeds from the disposition of commercial and retail properties, or if properties acquired with such proceeds produce a lower rate of return than the properties disposed of, such results may have a material adverse effect on the Company and its ability to make distributions to shareholders. In addition, a delay in reinvestment of such proceeds may have a material adverse effect on the Company and its ability to make distributions to shareholders.

         The Company may seek to structure future dispositions as tax-free exchanges, where appropriate, utilizing the nonrecognition provisions of Section 1031 of the Code to defer income taxation on the disposition of the exchanged property. For an exchange of such properties to qualify for tax-free treatment under Section 1031 of the Code, certain technical requirements must be met. For example, both the property exchanged and the property acquired must be held for use in a trade or business or for investment, and the property acquired must be identified within 45 days, and must be acquired within 180 days, after the transfer of the exchanged property. If the technical requirements of Section 1031 of the Code are not met, then the exchanged property will be treated as sold in a taxable transaction for a sales price equal to the fair market value of the property received, in which event a distribution of cash to the shareholders may be required to avoid a corporate-level income tax on the resulting capital gain. Given the competition for properties meeting the Company's investment criteria, it may be difficult for the Company to identify suitable properties within the foregoing time frames in order to meet the requirements of Section 1031. Even if a suitable tax-deferred exchange can be structured, as noted above, no assurance can be given that the proceeds of any of these dispositions will be reinvested to produce economic returns comparable to those currently being realized from the properties which were disposed of.

Competition
-----------
         All of the properties currently owned by the Company are located in developed areas. There are numerous other multifamily properties and real estate companies, many of which have greater financial and other resources than the Company, within the market area of each of the properties which will compete with the Company for tenants and development and acquisition opportunities. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on (i) the Company's ability to rent the apartments and the rents charged and (ii) development and acquisition opportunities. The activities of these competitors could cause the Company to pay a higher price for a new property than it otherwise would have paid or may prevent the Company from purchasing a desired property at all, which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

Geographic Concentration; Dependence on Western United States Regions
---------------------------------------------------------------------
         The Company's portfolio is principally located in the San Francisco Bay Area, San Diego, Tucson, Phoenix, Seattle, Portland, Los Angeles/Orange County, Sacramento, Las Vegas, Albuquerque and Salt Lake City. The Company's performance could be adversely affected by economic conditions in, and other factors relating to, these geographic areas, including supply and demand for apartments in these areas, zoning and other regulatory conditions and competition from other properties and alternative forms of housing. In that regard, certain of these areas (particularly the Los Angeles/Orange County and San Diego metropolitan areas) have in the recent past experienced economic recessions and depressed conditions in the local real estate markets. To the extent general economic or social conditions in any of these areas deteriorate or any of these areas experiences natural disasters, the value of the portfolio, the Company's results of operations and its ability to make distributions to shareholders could be adversely affected.

Risks of Development, Construction and Acquisition Activities
-------------------------------------------------------------
         Pursuant to the TCR-West Transaction, the Company acquired eight Development Properties. Prior to the acquisition, the Company was not engaged in the development and construction of real estate properties.

         The Company intends to actively pursue development and construction of multifamily apartment communities, including the Development Properties. There can be no assurance that the Company will complete development of the Development Properties or any other development project which may be undertaken by the Company. As a general matter, property development and construction projects typically have a higher, and sometimes substantially higher, level of risk than the acquisition of existing properties. Risks associated with the Company's development and construction activities may include the following: development opportunities may be abandoned; construction costs of a multifamily apartment communities may exceed original estimates, possibly making the communities uneconomical; occupancy rates and rents at newly completed communities may not be sufficient to make the communities profitable; financing for the construction and development of projects may not be available on favorable terms or at all; construction and lease-up may not be completed on schedule; and expenses of operating a completed community may be higher than anticipated. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

         The Company also intends to continue actively to acquire multifamily apartment communities. Acquisitions of multifamily apartment communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

         The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under various construction loans, lines of credit, other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The Company expects periodically to review its financing options regarding the appropriate mix of debt and equity financing. Equity, rather than debt, financing of future developments or acquisitions could have a dilutive effect on the interests of existing shareholders of the Company. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for such communities may not be available or may be available only on disadvantageous terms or that the cash flow from new communities will be insufficient to cover debt service. If a newly developed or acquired community is unsuccessful, the Company's losses may exceed its investment in the community. Any of the foregoing could have a material adverse effect on the Company and its ability to make distributions to shareholders.

Risks Relating to Acquisition Strategy
--------------------------------------
         Pursuant to the TCR-West Transaction, the Company acquired 17 completed apartment communities aggregating 4,786 units and eight Development Properties aggregating approximately 2,445 units. This significant increase in the size of the Company's operations after the acquisitions will substantially increase the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations of TCR-West with those of the Company, and the Company is unable to predict the effect of acquisitions on its business and results of operations. Failure to effectively integrate the operations of the acquired properties with those of the Company could have a material adverse effect on the Company.

         A substantial portion of the Company's growth over the last several years has been attributable to acquisitions. Further, a principal component of the Company's strategy is to continue to grow profitably and in a controlled manner in both existing and new markets by acquiring new properties. The Company's future growth will be dependent upon a number of factors, including the Company's ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired businesses, expand its customer base at existing and acquired locations and obtain financing to support expansion. There can be no assurance that the Company will be successful in implementing its acquisition strategy, that growth will continue at historical levels or at all, or that any expansion will improve operating results. The failure to identify, acquire and integrate acquired businesses effectively could adversely affect the Company's operating prospects for future growth. Any statements included or incorporated by reference in this Prospectus pertaining to anticipated growth of the Company's funds from operations, its portfolio, its results from operations or other future growths constitute forward-looking statements within the meaning of Section 27A of the Securities Act and there can be no assurance the any such growth will occur.

Restrictions in the Operations of the Operating Company
-------------------------------------------------------
         A substantial portion of the properties acquired in the TCR-West Transaction are held by the Operating Company, a Delaware limited liability company. BRE is the sole managing member of the Operating Company and, as of November 30, 1997, held approximately a 70% equity interest therein. The remaining equity interest in the Operating Company are held by third parties as non-managing members.

         Under the terms of the limited liability company agreement governing the operations of the Operating Company (the "LLC Agreement"), the Operating Company may not, without the consent of a majority in interest of the non-managing members, (i) dispose of any of its properties in a taxable sale or exchange prior to dates which are specified in the LLC Agreement for each of the properties, ranging from one to ten years from November 18, 1997, or (ii) dissolve the Operating Company other than in certain limited circumstances specified in the LLC Agreement, such as a sale of all or substantially all of the Company's assets, or any merger, consolidation or other combination by the Company with or into another person, or reclassification, recapitalization or change of the Company's outstanding equity interests. These restrictions on the Company's ability to dispose of a significant portion of its properties and to dissolve the Operating Company, even when such a disposition or dissolution of the Operating Company would be in the best interest of the Company based on then prevailing business, market or other conditions, could have a material adverse effect on the Company and its ability to make distributions to shareholders.

Uninsured Loss; Limited Coverage
--------------------------------
         The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to its properties with certain policy specifications, limits and deductibles. While the Company currently carries flood and earthquake insurance for its properties with an aggregate annual limit of $100 million, subject to substantial deductibles, no assurance can be given that such coverage will be available on acceptable terms or at an acceptable cost, or at all, in the future, or if obtained, that the limits of those policies will cover the full cost of repair or replacement of covered properties. In addition, there may be certain extraordinary losses (such as those resulting from civil unrest) that are not generally insured (or fully insured against) because they are either uninsurable or not economically insurable. Should an uninsured or underinsured loss occur to a property, the Company could be required to use its own funds for restoration or lose all or part of its investment in, and anticipated revenues from, the property and would continue to be obligated on any mortgage indebtedness on the property. Any such loss could have a material adverse effect on the Company and its ability to make distributions to shareholders.

Risks Associated with Survey Exceptions to Certain Title Insurance Polices
--------------------------------------------------------------------------
         Because updated surveys of the properties acquired in the TCR-West Transaction were not obtained prior to closing, the title insurance policies obtained for the properties contain exceptions for matters which a current survey would disclose. Such matters might include such things as boundary encroachments, unrecorded easements or similar matters which would have been reflected on a survey and, because no updated surveys were prepared for these properties, there can be no assurance that the title insurance policies in fact cover the entirety of the real property, buildings, fixtures, and improvements which the Company believes they cover, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

Change in Laws
--------------
         Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to residents or users in the form of higher rents, and may adversely affect the Company's cash available for distribution and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which could have a material adverse effect on the Company and its ability to make distributions to shareholders. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenues or increase operating costs.

Laws Benefiting Disabled Persons
--------------------------------
         A number of federal, state and local laws (including the Americans with Disabilities Act) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons. Legislation or regulations adopted in the future may impose further burdens or restrictions on the Company with respect to improved access by disabled persons. The costs of compliance with these laws and regulations may be substantial, and limits or restrictions on completion of certain renovations may limit implementation of the Company's investment strategy in certain instances or reduce overall returns on its investments, which could have a material adverse effect on the Company and its ability to make distributions to shareholders. The Company reviews its properties periodically to determine the level of compliance and, if necessary, takes appropriate action to bring such properties into compliance. The Company's management believes, based on property reviews to date, that the costs of such compliance should not have a material adverse effect on the Company. Such conclusions are based upon currently available information and data, and no assurance can be given that further review and analysis of the Company's properties, or future legal interpretations or legislative changes, will not significantly increase the costs of compliance.

Risks of Assumed Liabilities
----------------------------
         In the TCR-West Transaction, the Company (i) acquired the TCR-West Properties either by acquiring title to the properties and related assets (plus assumption of associated contractual obligations of the contributing parties) or, as to certain TCR-West Properties, by acquiring all of the ownership interests in the partnerships or limited liability companies which held such properties, and (ii) assumed certain specified loans secured by the TCR-West Properties. Under the terms of the transaction, the Company has not expressly agreed to assume any liabilities other than the assumed loans and the contractual obligations referenced above. However, as a matter of law, the Company automatically assumed all of the liabilities (known, unknown or contingent) of the partnerships or limited liability companies whose ownership interests were acquired by the Company, potentially including liabilities unrelated to the properties conveyed pursuant to such transfer. Moreover, even in cases where title to the properties and related assets (rather than ownership interests therein) were acquired by the Company, the legal doctrine of successor liability may give creditors of and claimants against the prior owners the right to hold the Company responsible for liabilities which arose with respect to such properties prior to their acquisition by the Company, whether or not such liabilities were expressly assumed by the Company under the terms of the transaction.

         As a result of the foregoing, there can be no assurance that the Company will not be subject to liabilities and claims relating to the TCR-West Properties, which could have a material adverse effect on the Company and its ability to make distributions to its shareholders. In that regard, the terms of the TCR-West Transaction do not provide for the Company to be indemnified against such liabilities and claims. See "--Limited Indemnification" below.

Limited Indemnification
-----------------------
         The Company acquired the TCR-West Properties on an "as is" basis, meaning that the properties were acquired without warranty from the sellers. As a result, the Company has no recourse against the sellers for matters relating to the properties or the transaction, except to the limited extent described below.

         The terms of the TCR-West Transaction provide the Company with only limited indemnification with respect to claims or liabilities that might arise out of the transaction or actions taken by the sellers before the closing. Specifically, certain Trammell Crow Residential entities and affiliates (the "TCR Parties") have agreed to indemnify the Company and its affiliates only against claims arising out of (i) any inaccuracy in the investment representations of prior owners who contributed the properties or their ownership interests therein to the Company (the "Contributing Parties") or certain representations about employment matters, or any failure of a TCR Party to comply with any agreement with respect thereto, (ii) any breach by a TCR Party of its fiduciary duties (including duties of disclosure) to any other person in connection with the transaction, and (iii) any document filed by a Contributing Party or any affiliate with a governmental agency or prepared or distributed in connection with the transaction (including any document distributed in connection with the solicitation of consents for the transaction). The Company has no recourse against the TCR Parties or the Contributing Parties with respect to any claims which are not within the specific coverage of the indemnity provisions. In addition, in the event that the Company is entitled to indemnification, the terms of the TCR-West Transaction significantly limit the amount which the Company would be entitled to recover. Specifically, the Company's sole recourse under a claim for indemnity is the right to reduce the number of Development OC Units which the Company might otherwise have been required to deliver.

         The Development OC Units are equity interests in the Operating Company which will be issued to the Contributing Parties to the extent that certain completion schedule and budget objectives are met for the Development Properties. The Development OC Units will be exchangeable for a like number of shares of Common Stock or, at the Company's election, cash, and have a maximum value of approximately $16.9 million (based upon an assumed value of $26.93 per share of Common Stock). See "Recent Developments -- TCR-West Transaction," above. The Company currently anticipates that all of the Development OC Units will either be awarded or will become ineligible for award by the end of 1999. Accordingly, there can be no assurance that the amount of any claim for indemnity will be made at a time when a sufficient amount, or any of Development OC Units remain available for set-off or that, even if the full number of Development OC Units is available, that the value of those units will be sufficient to fully cover the claim for indemnity.

         There can be no assurance that the Company will not be confronted in the future with claims by third parties relating to the TCR-West Transaction or the activities of the TCR Parties or the Contributing Parties before the closing of the transaction that are outside the coverage of the indemnity provisions. Likewise, there can be no assurance that the properties acquired in the TCR-West Transaction will meet the Company's expectations. Accordingly, the limited scope of the indemnification could have a material adverse effect on the Company and its ability to make distributions to shareholders. See "-- Risks of Assumed Liabilities," above.

         The Company has also provided a limited indemnity to the Contributing Parties. Under the terms of the transaction, the Company has agreed to indemnify the Contributing Parties and their affiliates against claims arising out of (i) any inaccuracy in certain representations made by the Company about the registration rights it has agreed to provide to Contributing Parties who become shareholders of the Company or unitholders of the Operating Company or another subsidiary of the Company, or any failure by the Company to fulfill its obligations under terms of the transaction, and (ii) any material inaccuracy in an information statement provided by the Company to the Contributing Parties. The Company's indemnification obligations are limited to an amount equal to the value of the remaining Development OC Units outstanding from time to time. Notwithstanding the limit upon the Company's indemnification obligations, if claims within the coverage of the indemnity provisions were brought against the Company, there is no assurance it would not be required to incur costs in defending against or satisfying the claims, which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

Potential Litigation Related to the TCR-West Transaction
--------------------------------------------------------
         Over the last several years, business reorganizations involving the conversion of partnerships into REITs, the combination of several partnerships into a single entity and the combination of multiple REITs into a single REIT have occasionally given rise to investor lawsuits. If any lawsuits were filed in connection with the TCR-West Transaction, such lawsuits could require the Company to incur costs of defending such lawsuits or result in claims or liabilities against the Company, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

REAL ESTATE FINANCING RISKS

Debt Financing and Maturities.
------------------------------
         The Company is subject to the normal risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to the Company, which losses could have a material adverse effect on the Company and its ability to make distributions to shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Code.

Risk of Rising Interest Rates
-----------------------------
         The Company has incurred and expects in the future to incur indebtedness which bears interest at a variable rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on the Company and its ability to make distributions to shareholders or cause the Company to be in default under certain debt instruments. In addition, an increase in market interest rates may lead holders of the Company's Common Stock to demand a higher yield on their shares from distributions by the Company, which could adversely affect the market price for the Common Stock.

Additional Debt
---------------
         The Company currently funds acquisition opportunities partially through borrowings (including its lines of credit) as well as from other sources such as sales of non-core properties. The organizational documents of the Company do not contain any limitation on the amount of indebtedness that the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and in an increased risk of default on its obligations.

ENVIRONMENTAL RISKS

         Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances in, on, around or under such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of, or failure to remediate properly, such substances may adversely affect the owner's or operator's ability to sell or rent the affected property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the current or former ownership (direct or indirect), operation, management, development and/or control of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines, and claims for injuries to persons and property.

         The Company's current policy is to obtain a Phase I environmental study on each property it seeks to acquire and to proceed accordingly. No assurance can be given, however, that the Phase I environmental studies or other environmental studies undertaken with respect to any of the Company's current or future properties will reveal all or the full extent of potential environmental liabilities, that any prior owner or operator of a property did not create any material environmental condition unknown to the Company, that a material environmental condition does not otherwise exist as to any one or more of such properties or that environmental matters will not have a material adverse effect on the Company and its ability to make distributions to shareholders. The Company currently carries no insurance for environmental liabilities.

         Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may have liability with respect to properties previously sold by its predecessors.

RISKS OF FEE MANAGEMENT BUSINESS

Possible Termination of Management Contracts.
---------------------------------------------
         As part of the TCR-West Transaction, the Company also acquired TCR-West's third-party management operation. A wholly-owned subsidiary of the Company (the "Management Company") was organized to undertake this operation.

         Risks associated with the management of properties owned by third parties include the risk that the management contracts (which are generally cancelable upon a sale of property or, in many cases, upon 30 days' notice) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Management Company, resulting in decreased management fee income. As a result, there can be no assurance that the Management Company will perform in accordance with the Company's expectations.

Possible Adverse Consequences of REIT Status on the Business of the Management
-------------------------------------------------------------------------------
Company.
--------
         Certain requirements for REIT qualifications may in the future limit the Company's ability to increase third party management operations conducted and related services offered by the Management Company without jeopardizing the Company's qualifications as a REIT. See "Federal Income Tax Considerations--Third-Party Management Income."

SUBSIDIARY STRUCTURE

         All of the Shares offered hereby will be obligations exclusively of the Company. Because a significant portion of the operations of the Company is conducted through its subsidiaries, including the Operating Company, the cash flow of the Company and the consequent ability to make distributions and other payments on its equity securities, including the Shares, will be dependent upon the earnings of such subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds made by such subsidiaries to the Company. In addition, debt or other agreements of the Company's subsidiaries may impose restrictions that affect, among other things, the ability of the Company's subsidiaries to pay dividends or make other distributions or loans to the Company.

PROVISIONS WHICH COULD LIMIT A CHANGE IN CONTROL OR DETER A TAKEOVER

         In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities). In order to protect the Company against risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the articles of incorporation of the Company provide, among other things, that if the Board of Directors determines, in good faith, that direct or indirect ownership of the Company's Common Stock has or may become concentrated to an extent that would prevent the Company from qualifying as a REIT, the Board of Directors may prevent the transfer of the Common Stock or call for redemption (by lot or other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of shares of Common Stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Common Stock into conformity with the requirements for maintaining REIT status. These limitations may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors.

         In addition, certain other provisions contained in the Company's articles of incorporation and bylaws, as well as its shareholder rights plan, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Stock which offers may be attractive to the shareholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for shareholders to receive a premium for their shares of Common Stock over then-prevailing market prices.

TAX RISKS

Tax Liabilities as a Consequence of Failure to Qualify as a REIT
----------------------------------------------------------------
         Although management believes that the Company is organized and is operating so as to qualify as a REIT under the Code, no assurance can be given that the Company has in fact operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's taxable gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Thus, to the extent Third Party Management Income (as defined below) represents 5% or more of the Company's gross income in any taxable year, the Company will not satisfy the 95% income test and may fail to qualify as a REIT, unless certain relief provisions apply, and, even if those relief provisions apply, a tax would be imposed with respect to excess net income, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders. See "Federal Income Tax Considerations--Third Party Management Income" and "Federal Income Tax Considerations--Income Tests." Additionally, to the extent the Operating Company or any of the Subsidiary Entities (as defined in "Federal Income Tax Considerations--Requirements for Qualification") are determined to be taxable as a corporation, the Company would not qualify as a REIT, which could have a material adverse effect on the Company and its ability to make distributions to shareholders. See "Federal Income Tax Considerations--Federal Income Tax Aspects of the Operating Company and the Subsidiary Entities." Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         If the Company fails to qualify as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Company and its ability to make distributions to shareholders. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, distributions to shareholders would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder. All proceeds from the sale of the Shares will be for the account of the Selling Shareholder.

                               SELLING SHAREHOLDER

         The following table sets forth certain information as of the date of this Prospectus regarding the ownership of shares of Common Stock by the Selling Shareholder and as adjusted assuming the sale of all the Shares offered hereby. All of the Shares being offered by the Selling Shareholder were acquired from the Company in December 1997, in connection with the formation of the Selling Shareholder as a unit investment trust. The Selling Shareholder was formed to acquire the shares of nine domestic publicly traded REITs, including the Company. It is anticipated that the shares of these REITs will be held by the Selling Shareholder for approximately two years, and then all of such shares, including the Shares, will be sold in connection with the termination of the Selling Shareholder, although under certain circumstances they may be sold prior to such time. The Selling Shareholder has not had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares.

------------------------------------------------------------------------------------------------------------------------------------

                                                        NUMBER OF SHARES OWNED                                NUMBER OF SHARES OWNED

               THE SELLING SHAREHOLDER                  BENEFICIALLY BEFORE THE       NUMBER OF SHARES        BENEFICIALLY AFTER THE

                                                               OFFERING                 BEING OFFERED                OFFERING
Legg  Mason  Unit  Investment  Trust  Series  7, Legg
Mason REIT Trust, December 1997 Series                          728,929                    728,929                       0
------------------------------------------------------------------------------------------------------------------------------------



                           DESCRIPTION OF COMMON STOCK

GENERAL

         The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which this Prospectus relates. The statements below describing the Common Stock, the Rights (as defined below) and the Rights Agreement (as defined below) do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation (the "Articles") and the Bylaws (the "Bylaws") of BRE and the Rights Agreement dated as of August 14, 1989 (the "Rights Agreement") between the Company and Chase Mellon Shareholder Services L.L.C. ("Chase Mellon") (formerly Chemical Trust Company of California), as successor rights agent, as supplemented, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are available as described above under "Available Information."

         The Articles authorize the issuance of up to 100,000,000 shares of Common Stock, $0.01 par value. As of December 31, 1997, there were 41,738,704 shares of Common Stock issued and outstanding. In addition, as of December 31, 1997, there were 2,800,900 shares of Common Stock reserved for issuance upon the exercise of options under the Company's stock option plans and 1,390,925 shares reserved for issuance under the Company's Dividend Reinvestment Plan. As of December 31, 1997, there were 3,452,181 shares of Common Stock reserved for issuance upon exchange of the OC Units which were issued or may be issued in connection with the TCR-West Transaction. The Common Stock is listed on the NYSE under the symbol "BRE." Chase Mellon is the transfer agent and registrar of the Common Stock.

         Holders of Common Stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, subject to any preferential rights of any outstanding Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in any assets of the Company available for distribution to shareholders after payment of or provision for all liabilities of the Company and any amounts owing in respect of any outstanding Preferred Stock. The Common Stock does not have preemptive or conversion rights.

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the holders of Common Stock and, except as otherwise required by law or as provided by the express provisions of any series of Preferred Stock, the holders of the Common Stock will exclusively possess all voting power of the shareholders of the Company. Holders of Common Stock do not have cumulative voting rights in the election of directors.

         The Board of Directors may, without the approval of the shareholders of the Company, from time to time authorize the issuance of one or more series of Preferred Stock with such rights, restrictions and other terms as may be determined by the Board of Directors. The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Stock and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company. As of January 27, 1998, no Preferred Stock was issued or outstanding.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         Several provisions of the Articles and Bylaws may have the effect of deterring a takeover of the Company. These provisions include (i) the requirement that 70% of the outstanding shares of voting stock approve certain mergers, sales of assets or other business combinations with shareholders owning 10% or more of then outstanding voting shares, unless the transaction is recommended by a majority of the disinterested directors or meets certain fair price criteria, (ii) a requirement that directors of the Company may be removed by the shareholders only for "cause" and that vacancies in the Board of Directors may be filled only by action of the remaining directors, (iii) the requirement that 70% of the outstanding shares of voting stock approve amendments to certain provisions of the Articles, (iv) the classification of the Company's Board of Directors into three classes serving staggered three-year terms, (v) a prohibition on certain stock repurchases by the Company from a holder of 5% or more of the outstanding voting shares for a price exceeding fair market value unless certain conditions are met, and (vi) a requirement that shareholder action without a meeting be taken only by unanimous written consent.

         Maryland law imposes certain restrictions on business combinations with a greater than ten percent shareholder unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

         Maryland law eliminates the voting rights of any shares of voting stock held by a person to the extent such shares exceed 20% of the outstanding voting stock of the company, and permits a company to redeem any such shares at the fair value of the stock, unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

SHAREHOLDER RIGHTS PLAN

         On August 14, 1989, the Company's Board of Directors declared a dividend distribution to shareholders of record on September 7, 1989 of one common share purchase right (a "Right") for each outstanding share of Common Stock. Each Right entitled the holder to purchase from the Company one share of Common Stock at a cash purchase price of $90.00 per share, subject to adjustment. Following the Company's stock dividend of one share of Common Stock for each share outstanding in June 1996, such cash purchase price was adjusted to $45.00 per share, subject to adjustment. The terms of the Rights are set forth in the Rights Agreement. The Rights are not exercisable until the Distribution Date referred to below and will expire at the close of business on September 7, 1999, unless earlier redeemed by the Company as described below (the "Final Expiration Date").

         Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be issued with newly issued shares of Common Stock and (ii) the Rights will be evidenced by the Common Stock certificates and the transfer of Common Stock certificates will also constitute the transfer of the Rights associated with such Common Stock. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date.

         The Rights will separate from the Common Stock and a Distribution Date (as defined in the Rights Agreement) will occur, in general, upon the earlier of
(i) 10 days following a public announcement that a person (an "Acquiring Person") has acquired 32% or more of the outstanding Common Stock (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender or exchange offer for 40% or more of the outstanding Common Stock or (iii) 10 business days after the Board of Directors determines that a person has become an "Adverse Person" (as defined in the Rights Agreement).

         In the event that, among other things, (i) the Company survives a merger or business combination with an Acquiring Person or an Adverse Person without any exchange of its outstanding Common Stock for other securities, cash or property, (ii) any person becomes the owner of 40% or more of the then outstanding Common Stock, (iii) an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person or an Adverse Person, an event occurs which results in such person's ownership interest being increased by more than 1%, each Right will entitle the holder to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right. In the event that, at any time following the Stock Acquisition Date or the date on which the Board of Directors determines that a person is an Adverse Person, (i) the Company is acquired in a merger or other business combination, (ii) the Company survives a merger or business combination in which Common Stock is exchanged for other securities, cash or property or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each Right will entitle the holder to receive, upon exercise, common shares of the acquiring person having a value equal to two times the exercise price of the Right.

         In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until ten days following the earlier of the Stock Acquisition Date, the date on which a person is determined to be an Adverse Person or the Final Expiration Date.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights by the Board of Directors or on the acquisition by such person or group of a substantial number of Rights.


             RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; REDEMPTION

         The Articles provide that any shareholder must, upon demand, disclose to the Board of Directors of the Company in writing such information with respect to its direct and indirect ownership of the shares of the Company's stock as the Board of Directors deems necessary to permit the Company to comply (or to verify compliance) with the REIT provisions of the Code, and the regulations promulgated thereunder or the requirements of any other taxing authority. The Articles further provide that, if the Board of Directors in good faith determines that direct or indirect ownership of shares of the Company's stock has or may become concentrated to an extent that would prevent the Company from qualifying as a REIT (See "Federal Income Tax Considerations"), the Board of Directors is authorized to prevent the transfer of stock or to call for redemption (by lot or by other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of shares of stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Company's stock into conformity with the requirements for maintaining REIT status. If Common Stock is called for redemption, the redemption price shall be (i) the last reported sale price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading, (ii) if the shares are not so listed or admitted to trading but are reported in the Nasdaq system, the last sale price on the last business day prior to the redemption date, or if there is no sale on such day then at the last bid price on such day as reported in the Nasdaq National Market, (iii) if the shares are not so reported or listed or admitted to trading, the mean between the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by the Board of Directors for such purpose, or (iv) if not determined by the foregoing methods, as determined in good faith by the Board of Directors. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of stock so called for redemption will cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the redemption price without interest.

         The Bylaws provide that, whenever it is determined by the Board of Directors to be reasonably necessary to protect the REIT tax status of the Company, the Board of Directors may require a statement or affidavit from each holder or proposed transferee of shares of stock setting forth the number of shares already owned by such holder or transferee or any related person. The Bylaws further provide that if, in the opinion of the Board of Directors, which will be conclusive upon any proposed transferor or transferee of shares, any proposed transfer would jeopardize the status of the Company as a REIT under the Code, the Board of Directors may refuse to permit such transfer; that any attempt to transfer as to which the Board of Directors has refused its permission will be void and of no effect to transfer any legal or beneficial interest in the shares; and that all contracts for the sale or other transfer of shares are subject to these restrictions.

         These provisions may have the effect of preventing acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a discussion of the material federal income tax considerations to the Company and its shareholders relating to the Shares and the treatment of the Company as a REIT. It is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

         EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

         Effective as of its formation on May 22, 1970, the Company has elected to be taxed as a real estate investment trust under Code Sections 856 through
860. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

         In the opinion of Farella Braun & Martel LLP, based on certain assumptions and representations, the Company was reorganized in Delaware in 1987 in conformity with the requirements for qualification as a "Real Estate Investment Trust" under the Code, and the Company has qualified as a REIT for its fiscal year ended July 31, 1995, its short taxable year ended

December 31, 1995 and its taxable year ended December 31, 1996 (the years, to the best knowledge of counsel, that are still subject to audit by the Internal Revenue Service), and the Company is organized and operates in a manner that will enable it to qualify to be taxed as a REIT under the Code for its taxable year ending December 31, 1997 and thereafter provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, record keeping, and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties as set forth and incorporated by reference in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below the results of which will not be reviewed by Farella Braun & Martel LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "Failure to Qualify."

TAXATION OF THE COMPANY

         A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) the Company's adjusted basis in such asset as of the beginning of such period will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

         A REIT is defined in the Code as a corporation, trust or association:
(i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions
(i) through (iv) above must be met during the entire taxable year and condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions

(v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

         With respect to its taxable years ending before January 1, 1998, in order to maintain its election to be taxed as a REIT, the Company must also maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Company believes that it has complied and will comply with these requirements.

         In the case of a REIT that is a partner in a partnership or a member in a limited liability company ("LLC"), the REIT Provisions provide that the REIT is deemed to own its proportionate share of the assets of the partnership or LLC based on the REIT's capital interest in the partnership or LLC and is deemed to be entitled to the income of the partnership or LLC attributable to such proportionate share (unless specifically stated otherwise or the context otherwise requires, the discussion under this section "Federal Income Tax Considerations" relating to partnerships and the partners thereof also applies to LLCs and the members thereof). In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and the asset tests, described below. Similar treatment applies with respect to lower-tier partnerships which the REIT indirectly owns through its interests in higher-tier partnerships. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Company and the other partnerships and limited liability companies in which the Company owns a direct or indirect interest (collectively, the "Subsidiary Entities"), will be treated as assets, liabilities and items of income of the Company for purposes of applying the gross income tests and the asset tests described below, provided that the Operating Company and the Subsidiary Entities are treated as partnerships for federal income tax purposes. See "Federal Income Tax Aspects of the Operating Company and the Subsidiary Entities" below.

INCOME TESTS

         In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest ) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, for the Company's taxable years prior to January 1, 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, a REIT may provide services to its tenants and the income will qualify as "rents from real property" only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax-exempt organization ("Prohibited Services") must be provided by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. Payments received by a REIT for services furnished (whether or not rendered by an independent contractor) that are not customarily provided to tenants in properties of a similar class in the geographic market in which the REIT's property is located will not qualify as "rents from real property." For the Company's taxable years beginning on or after January 1, 1998, the provision of Prohibited Services by the Company in connection with a lease of real property will not cause the rent to fail to qualify as "rents from real property" unless the amount treated as received for the Prohibited Services exceeds 1% of all amounts received or accrued during the taxable year directly or indirectly by the Company with respect to such property. The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases, but such services should not be considered Prohibited Services.

         To the extent that the performance of any services provided by the Company would cause amounts received from its tenants to be excluded from "rents from real property," the Company intends to hire independent contractors from whom the Company will derive no revenue in connection with such services.

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         For the Company's taxable years beginning prior to January 1, 1998, any gross income derived from a prohibited transaction will be taken into account in applying the 30% income test necessary to qualify as a REIT. The net income from a prohibited transaction is subject to a 100% tax. The Company believes that no asset directly or indirectly owned by it is held for sale to customers and that the sale of any such property will not be in the ordinary course of business of the Company, the Operating Company or the Subsidiary Entities.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company would be entitled to the benefit of those relief provisions. As discussed above in "--General," even if those relief provisions apply, a tax would be imposed with respect to excess net income.

THIRD-PARTY MANAGEMENT INCOME

         In connection with the TCR-West Transaction, the Company acquired certain management contracts (which were immediately contributed to the Management Company, a newly created "qualified REIT subsidiary," as defined in the Code) whereby, in return for various fees, the Company is obligated to provide management services related to properties that are not owned directly or indirectly by the Company ("Third-Party Management Income"). The Third-Party Management Income will not qualify under either the 75% or 95% gross income tests described above. However, the Company does not believe that the receipt of this income will cause the Company to fail to satisfy one or both of the 75% or 95% gross income tests for the current or any future taxable year as this income, along with other non-qualifying income, is expected to represent less than 5% of the Company's gross income in any taxable year.

         Inadvertent failure to satisfy the 75% and 95% gross income tests may not disqualify the Company as a REIT if, as discussed above, certain relief provisions apply. See "--Income Tests."

ASSET TESTS

         At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITs, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

         As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, the Company owns stock in certain subsidiaries that are, in the opinion of Farella Braun & Martel LLP (based on certain representations by the Company), "qualified REIT subsidiaries" as defined in the Code, and as "qualified REIT subsidiaries," such subsidiaries are not treated as separate corporations for federal income tax purposes. Thus, the Company's ownership of stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

ANNUAL DISTRIBUTION REQUIREMENTS

         In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed (including for this purpose as amounts distributed, amounts taxed at regular ordinary and capital gains corporate tax rates). The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

         It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

         As long as the Company qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the "dividends received" deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

         Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

         Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

BACKUP WITHHOLDING

         The Company will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Shareholders."

TAXATION OF PENSION TRUSTS

         For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the Company's Common Stock, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF FOREIGN SHAREHOLDERS

         The rules governing United States federal income taxation of nonresident alien individuals or foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Stock, including any reporting requirements.

         It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of shares of Common Stock by a Non-U.S. Shareholder generally will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

         Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) ("Non-Capital Distributions") will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company will withhold United States income tax at the rate of 30% on the gross amount of any Non-Capital Distributions paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. Because the Company will withhold 30% (or lower treaty rate) of all Non-Capital Distributions, to the extent the Company makes distributions in excess of its earnings and profits, generally the amount withheld will exceed a Non-U.S. Shareholder's U.S. tax liability on such distributions and such shareholder can seek a refund from the IRS to the extent the amount withheld on its distributions exceeds its U.S. tax liability.

         Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's federal tax liability.

         On October 6, 1997, the IRS issued final Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. These new withholding rules significantly change the current withholding regime. However, in general, these new rules apply only to payments made after December 31, 1998. Prospective purchasers should consult their tax advisors concerning the impact, if any, of these new Treasury Regulations.

FEDERAL INCOME TAX ASPECTS OF THE OPERATING COMPANY AND THE SUBSIDIARY ENTITIES

         As a result of the TCR-West Transaction, a portion of the Company's assets are held indirectly through the Operating Company and the Subsidiary Entities.

         The Operating Company and the Subsidiary Entities involve special tax considerations, including the possibility of a challenge by the IRS of the status of any of such partnerships or LLCs as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. Under recently finalized Treasury Regulations pertaining to entity classification, the Company believes that the Operating Company and Subsidiary Entities will be classified as partnerships for federal income tax purposes. Nevertheless, if any of such partnerships or LLCs were to be treated as a corporation, such entity would be subject to an entity level tax on its income. Such an entity level tax is likely to substantially reduce the amount of cash available for distribution to Company's shareholders. In addition, if the Operating Company or any of the Subsidiary Entities were to be taxable as a corporation, the Company would not qualify as a REIT, which could have a material adverse effect on the Company and its ability to make distributions to shareholders.

TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

         Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax-basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Company was formed by way of contributions of property by TCR-West. Consequently, allocations with respect to such contributed property must be made in a manner consistent with Code Section 704(c).

         In general, the Company will be allocated higher amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the property-contributing members and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Company. This will tend to eliminate the Book-Tax Difference over the life of the Operating Company. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Company will cause the Company to be allocated lower depreciation and other deductions, and possible amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Annual Distribution Requirements."

         The Treasury Regulations under Code Section 704(c) allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. Book-Tax Differences associated with the Operating Company will be allocated pursuant to the "traditional method" as described in the applicable Treasury Regulations. Use of the "traditional method" may result in distributions to Company shareholders being comprised of a greater portion of taxable income rather than a return of capital.

PARTNERSHIP ANTI-ABUSE RULE

         The IRS has published regulations that provide an anti-abuse rule (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"). Under the Anti-Abuse Rule, if a partnership is formed or availed of in connection with a transaction a principal purpose of which is to reduce substantially the present value of the partners, aggregate federal tax liability in a manner that is inconsistent with the intent of the Partnership Provisions, the IRS can recast the transaction for federal tax purposes to achieve tax results that are consistent with the intent of the Partnership Provisions. This analysis is to be made based on all facts and circumstances. The Anti-Abuse Rule states that the intent of the Partnership Provisions incorporates the following requirements: (i) the partnership must be bona fide and each partnership transaction or series of related transactions must be entered into for a substantial business purpose; (ii) the form of each partnership transaction must be respected under substance over form principles; and (iii) with certain exceptions, the tax consequences under the Partnership Provisions to each partner of partnership operations and the transactions between the partner and the partnership must accurately reflect the partner's economic agreement and clearly reflect the partner's income.

        The Company believes that its indirect ownership of certain assets through its interest in the Operating Company and the Subsidiary Entities is not inconsistent with the intent of the Partnership Provisions and that, therefore, the IRS should not be able to invoke the Anti-Abuse Rule to recast the structure of the Company for federal income tax purposes. However, no assurance can be given that the IRS or a court will concur with such opinion.

        The Anti-Abuse Rule also provides that, unless a provision of the Code or the Treasury Regulations prescribes the treatment of a partnership as an entity, in whole or in part, and that treatment and the ultimate tax results, taking into account all the relevant facts and circumstances, are clearly contemplated by that provision, the IRS can treat a partnership as an aggregate of its partners, in whole or in part, as appropriate to carry out the purpose of any provision of the Code or the Treasury Regulations. Treatment of the Operating Company or any of the Subsidiary Entities, in whole or in part, as an aggregate rather than an entity is unlikely to materially change the federal tax consequences to any partner. In addition, the REIT Provisions generally treat a partnership as an aggregate rather than an entity for purposes of applying the REIT Requirements. Therefore, the Anti-Abuse Rule should not have a material adverse effect on the federal income tax consequences to any partner or on the ability of the Company to qualify as a REIT.

OTHER TAX CONSEQUENCES

         The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.


                              PLAN OF DISTRIBUTION

         Any or all of the Shares offered hereby may be sold from time to time, in one or more transactions, on the NYSE, on any other exchange on which the Shares are listed or traded, in the over-the-counter market or otherwise. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In addition, any or all of the Shares that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale.

         In effecting sales, brokers, dealers or agents engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated prior to the sale. Such brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Company has advised the Selling Shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholder and its affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholder and has informed it of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The sale of Shares by the Selling Shareholder is subject to compliance by the Selling Shareholder with certain contractual restrictions with the Company. There can be no assurance that the Selling Shareholder will sell all or any of the Shares.

         The Company has agreed to indemnify the Selling Shareholder and any person controlling the Selling Shareholder against certain liabilities, including liabilities under the Securities Act. The Selling Shareholder has agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed with the Selling Shareholder to use its reasonable efforts to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two years following the effective date of such Registration Statement (which period may be shortened or extended under certain circumstances). The Company intends to de-register any of the Shares not sold by the Selling Shareholder at the end of such two-year period; however, it is anticipated that at such time any unsold Shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.


                                     EXPERTS

         The financial statements and related financial schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Promontory Point Apartments for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K/A filed on February 13, 1997, as amended, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Foster's Landing Apartments for the year ended December 31, 1995, appearing in the Company's Current Report on Form 8-K/A filed on December 9, 1996, as amended, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Red Hawk Ranch for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K filed on April 25, 1997, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of Lakeshore Landing Apartments for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K/A filed on October 30, 1997, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. The statement of gross income and direct operating expenses of certain TCR-West multifamily properties for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K filed on November 24, 1997, has been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby, as well as certain legal matters described under "Federal Income Tax Considerations," will be passed upon for the Company by Farella Braun & Martel LLP, San Francisco, California.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table is an itemized listing of expenses to be paid by BRE Properties, Inc. (the "Company") in connection with the issuance of the Shares being registered hereby. All amounts, other than the SEC Registration Fee, are estimates:

SEC Registration Fee................................................ $    5,961
NYSE Listing Fee....................................................     ______
Printing and Engraving C............................................     ______
Legal Fees and Expenses.............................................     ______
Blue Sky Fees and Expenses..........................................     ______
Accounting Fees and Expenses........................................     ______
Miscellaneous.......................................................     ______


Total............................................................... $   ______

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by Section 2-418 of the General Corporation Law of the State of Maryland (the "Maryland Corporation Law"), Article VI of the Company's Bylaws provides that the Company shall indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Company (other than an action brought by or in the right of the Company) by reason of the fact that he or she is or was an officer or director, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by the officer or director in connection with such action, suit, proceeding or investigation, or any appeal therein. However, there will be no such indemnification if it is established by adjudication that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe that his or her conduct was unlawful. Notwithstanding the foregoing, an officer or director may receive indemnification where a court of appropriate jurisdiction determines that such person is fairly and reasonably entitled to indemnity for any expense, liability or loss which the court shall deem proper; provided, however, that no indemnification for any liability or loss (other than expenses) shall in any event be made to the extent that such person has been adjudged to have actually received an improper personal benefit.
Article VI of the Articles provides that, to the fullest extent permitted by law, no director or officer of the Company shall be personally liable to the Company, any subsidiary thereof or any of its shareholders for money damages.

         In addition, Article VI of the Company's Bylaws also provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an officer or director, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense, settlement or appeal of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that a court of appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Company maintains a directors' and officers' insurance policy which insures the directors and officers of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Company, subject to certain exceptions.

         The Company has entered into indemnification agreements with its directors and officers.



ITEM 16.  EXHIBITS

   EXHIBIT
    NUMBER   DESCRIPTION
   -------   -----------
       4.1   Amended and Restated Articles of Incorporation (1)
       4.2   Articles of Amendment (2)
       4.3   Bylaws (3)
       4.4   Rights Agreement between the Company and Bank of America, N.T.
             & S.A., dated as of August 14, 1989 (4)
       4.5   Supplement to Rights Agreement between the Company and Chemical
             Trust Company of California, dated as of July 30, 1992 (5)
       4.6   Registration Rights Agreement between the Company and Legg Mason
             Unit Investment Trust Series 7, Legg Mason REIT Trust, December
             1997 Series, dated as of December 23, 1997
       4.7   Specimen Certificate for Common Stock of the Company (6)
       4.8   Purchase Agreement between the Company and Legg Mason Wood Walker,
             Incorporated, dated as of December 18, 1997
       5     Opinion of Farella Braun & Martel LLP regarding the validity of the
             Common Stock being registered
       8     Opinion of Farella Braun & Martel LLP regarding tax matters
      23.1   Consent of Farella Braun & Martel LLP (included as part of Exhibits
             5 and 8)
      23.2   Consent of Ernst & Young LLP
        24   Power of Attorney (see page II-5)
-----------

(1) Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 15, 1996.

(2) Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 333-24915), filed with the Securities and Exchange Commission on April 10, 1997, as amended.

(3) Incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-4 (No. 33-65365), filed with the Securities and Exchange Commission on December 22, 1995, as amended.

(4) Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated August 14, 1989.

(5) Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (No. 333-24915), filed with the Securities and Exchange Commission on April 10, 1997, as amended.

(6) Incorporated by reference to Exhibit 4.11 to the Company's Registration Statement on Form S-3 (No. 333-24915), filed with the Securities and Exchange Commission on April 10, 1997, as amended.

ITEM 17.  UNDERTAKINGS

         (a)    The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)      to include any  prospectus  required  by
                  Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                      (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, as of the 27th day of January, 1998.

                                    BRE PROPERTIES, INC.
                                    By:
                                              //LeRoy E. Carlson//
                                                LeRoy E. Carlson
                                     Executive Vice President, Chief Financial
                                     -----------------------------------------
                                              Officer and Secretary
                                              ---------------------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank C. McDowell and LeRoy E. Carlson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any related registration statements which may be filed under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 27th day of January, 1998.



       SIGNATURE                                      TITLE
       ---------                                      -----
   //John McMahan//                      Director, Chairman of the Board
   ----------------
     John McMahan


  //Frank C. McDowell//          President, Chief Executive Officer and Director
  ---------------------                    (Principal Executive Officer)
    Frank C. McDowell


 //LeRoy E. Carlson//         Executive Vice President, Chief Financial Officer
 --------------------             and Secretary (Principal Financial Officer
   LeRoy E. Carlson                    and Principal Accounting Officer)


 //William E. Borsari//                             Director
 ----------------------
   William E. Borsari

       SIGNATURE                                     TITLE
       ---------                                     -----

 //C. Preston Butcher//                             Director
 ----------------------
   C. Preston Butcher


 //L. Michael Foley//                               Director
 --------------------
   L. Michael Foley


 //Roger P. Kuppinger//                             Director
 ----------------------
   Roger P. Kuppinger


 //Gregory M. Simon//                               Director
 --------------------
   Gregory M. Simon


 //Arthur G. von Thaden//                           Director
 ------------------------
   Arthur G. von Thaden

                              BRE PROPERTIES, INC.
                                  EXHIBIT INDEX
                      TO REGISTRATION STATEMENT ON FORM S-3

 EXHIBIT
  NUMBER  EXHIBIT                                                   LOCATION
 -------  -------                                                   --------

    4.1   Amended and Restated Articles of Incorporation (1)
    4.2   Articles of Amendment (2)
    4.3   Bylaws (3)
    4.4   Rights Agreement between the Company and Bank of
          America, N.T. & S.A., dated as of August 14, 1989
          (4)
    4.5   Supplement to Rights Agreement between the Company
          and Chemical Trust Company of California, dated as
          of July 30, 1992 (5)
    4.6   Registration Rights Agreement between the Company
          and Legg Mason Unit Investment Trust Series 7, Legg
          Mason REIT Trust, December 1997 Series, dated as of
          December 23, 1997                                    Contained herein
    4.7   Specimen Certificate for Common Stock of the Company
          (6)
    4.8   Purchase Agreement between the Company and Legg
          Mason Wood Walker, Incorporated, dated as of
          December 18, 1997                                    Contained herein
      5   Opinion of Farella Braun & Martel LLP regarding
          the validity of the Common Stock being registered    Contained herein
      8   Opinion of Farella Braun & Martel LLP regarding
          tax matters                                          Contained herein
   23.1   Consent of Farella Braun & Martel LLP               (included as part
                                                              of Exhibits 5 and
                                                              8)
   23.2   Consent of Ernst & Young LLP                         Contained herein
     24   Power of Attorney                                   (see page II-5)
-----------

(1) Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 15, 1996.

(2) Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 333-24915), filed with the Securities and Exchange Commission on April 10, 1997, as amended.

(3) Incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-4 (No. 33-65365), filed with the Securities and Exchange Commission on December 22, 1995, as amended.

(4) Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated August 14, 1989.

(5) Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (No. 333-24915), filed with the Securities and Exchange Commission on April 10, 1997, as amended.

(6) Incorporated by reference to Exhibit 4.11 to the Company's Registration Statement on Form S-3 (No. 333-24915), filed with the Securities and Exchange Commission on April 10, 1997, as amended.